* Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 240.246-2.


                                                                    EXHIBIT 2.1

                                                                 EXECUTION COPY
================================================================================






                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                            NEOSE TECHNOLOGIES, INC.
                            (A DELAWARE CORPORATION)

                                       AND

                                CYTEL CORPORATION
                            (A DELAWARE CORPORATION)




                                 MARCH 26, 1999






================================================================================

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
1.         Definitions............................................................................................1

2.         Sale and Purchase......................................................................................6
           2.1       Purchased Assets.............................................................................6
           2.2       Excluded Assets..............................................................................7
           2.3       Purchase Price and Payment...................................................................7
           2.4       Contingent Consideration.....................................................................8
           2.5       Allocation of Purchase Price; Accounting Treatment..........................................10
           2.6       Assumed Liabilities.........................................................................11
           2.7       Excluded Liabilities........................................................................11
           2.8       Employee Matters............................................................................11

3.         Closing...............................................................................................12
           3.1       Location, Date..............................................................................12
           3.2       Deliveries..................................................................................12
           3.3       Reasonable Steps............................................................................13
           3.4       Further Assurances..........................................................................13
           3.5       Technical Support...........................................................................13

4.         Representations and Warranties of Cytel...............................................................14
           4.1       Corporate Status............................................................................14
           4.2       Authorization and Enforceability............................................................14
           4.3       Consents and Approvals......................................................................14
           4.4       Financial Statements........................................................................15
           4.5       Purchased Assets; Absence of Liens and Encumbrances.........................................15
           4.6       Liabilities.................................................................................15
           4.7       Taxes and Tax Returns.......................................................................15
           4.8       Litigation..................................................................................16
           4.9       Compliance with Laws........................................................................16
           4.10      Governmental Permits........................................................................16
           4.11      Contracts...................................................................................17
           4.12      Intellectual Property.......................................................................17
           4.13      Insurance...................................................................................19
           4.14      Employee Matters............................................................................19
           4.15      Absence of Certain Changes..................................................................19
           4.16      Finder's Fees...............................................................................19
           4.17      No Third Party Options......................................................................19
           4.18      Fairness Opinion............................................................................20
           4.19      Solvency....................................................................................20

           4.20      Completeness and Accuracy of Information....................................................20

5.         Representations and Warranties of Neose...............................................................20
           5.1       Corporate Status............................................................................20
           5.2       Authorization and Enforceability............................................................20
           5.3       Consents and Approvals......................................................................21
           5.4       Finder's Fees...............................................................................21
           5.5       Litigation..................................................................................21
           5.6       Accuracy of Information.....................................................................21

6.         Covenants.............................................................................................21
           6.1       Cytel Confidentiality.......................................................................21
           6.2       Covenant Not to Compete.....................................................................21
           6.3       Cytel Affiliates............................................................................22
           6.4       Neose Injunctive Relief.....................................................................22
           6.5       Neose Confidentiality.......................................................................22
           6.6       Neose Affiliates............................................................................23
           6.7       Cytel Injunctive Relief.....................................................................23
           6.8       Bulk Transfer Laws..........................................................................23
           6.9       Transfer Taxes..............................................................................23
           6.10      Access to Information.......................................................................24
           6.11      Enforcement of Certain Agreements...........................................................24

7.         Indemnification.......................................................................................24
           7.1       By Cytel....................................................................................24
           7.2       By Neose....................................................................................24
           7.3       General Procedure for Claims................................................................25
           7.4       Procedure for Third Party Claims............................................................25
           7.5       Time Limitations............................................................................26
           7.6       Limitations on Liability....................................................................26
           7.7       Effect of Investigation or Knowledge........................................................27
           7.8       Contingent Claims...........................................................................27
           7.9       Other Remedies..............................................................................27

8.         General...............................................................................................27
           8.1       Expenses....................................................................................27
           8.2       Publicity...................................................................................27
           8.3       Amendment, Severability, Parties in Interest and Assignment.................................27
           8.4       Waivers.....................................................................................28
           8.5       Notices.....................................................................................28
           8.6       Entire Agreement............................................................................29
           8.7       Interpretation..............................................................................29
           8.8       Governing Law...............................................................................29
           8.9       Counterparts................................................................................30

SCHEDULES

   1A          Cylexin Description
   2.1         Permitted Encumbrances
   2.1.1       Purchased Contracts
   2.1.2       Patents, Trademarks and Copyrights
   2.2         Certain Excluded Assets
   2.4         Potential Collaborators
   2.5         Allocation of Purchase Price
   2.6.1       Certain Excluded Obligations under Purchased Contracts
   2.8         Certain Cytel Employees
   4.3         Required Consents
   4.6         Liabilities
   4.8         Cytel Litigation
   4.12        Intellectual Property
   4.15        Absence of Certain Changes
   4.17        Third Party Options
   6.2         Certain Non-Restricted Activities


EXHIBITS

    A           Form of Assignment of Patents and Patent Applications
    B           Form of Assignment of Trademarks, Service Marks, Registrations
                    and Applications
    C           Form of Escrow Agreement
    D           Form of Cylexin License Agreement
    E           Form of Glycosyltransferase Inhibitors Program License Agreement
    F           Form of Opinion of Counsel to Cytel
    G           Form of Opinion of Counsel to Neose

                            ASSET PURCHASE AGREEMENT


           THIS ASSET PURCHASE AGREEMENT is made as of March 26, 1999 by and between NEOSE TECHNOLOGIES, INC., a Delaware corporation ("Neose"), and CYTEL CORPORATION, a Delaware corporation ("Cytel"). Certain other terms used herein are defined below in Section 1 or elsewhere in this Agreement.

                                   Background

           This Agreement sets forth the terms and conditions under which Neose is purchasing from Cytel the carbohydrate manufacturing technology and related assets (other than Excluded Assets, as hereinafter defined) of Cytel used by Cytel in the conduct of its carbohydrate manufacturing and purification process and technology development program and glycoprotein remodeling program.

                                   Witnesseth:

           NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Definitions.

           For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

           "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party, and any Affiliates of any of the foregoing. For the purposes of the foregoing, ownership, directly or indirectly, of 50% or more of the voting stock or other equity interest shall be deemed to constitute control.

           "Agreement" means this Agreement and the Exhibits and Schedules hereto.

           "Assignment of Patents" means the Assignment of Patents and Patent Applications in the form of Exhibit A hereto.

           "Assignment of Trademarks" means the Assignment of Trademarks, Service Marks, Registrations and Applications in the form of Exhibit B hereto.

           "Assumed Liabilities" is defined in Section 2.6.1.

           "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by Law to close.

           "Carbohydrate Manufacturing Program" means Cytel's carbohydrate manufacturing and purification process and technology development program and glycoprotein remodeling program as in effect on the date hereof.

           "Cash Consideration" is defined in Section 2.3.1.

           "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, joint venture agreement or similar document governing the entity.

           "Claim Notice" is defined in Section 7.3.1.

           "Closing" is defined in Section 3.1.

           "Closing Date" is defined in Section 3.1.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Confidential Information" means all confidential or proprietary information received by either party from the other party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party, its present or future products, research, process and technology development programs, sales, suppliers, customers, employees, investors or business, whether in oral, graphic or electronic form, and, with respect to Cytel, includes the Documentation.

           "Confidentiality Agreement" is defined in Section 4.12.14.

           "Contingent Consideration" is defined in Section 2.4.1.

           "Contract" means any written or oral contract, agreement, license, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

           "Copyrights" means all registered copyrights, copyright applications and unregistered copyrights, and all applications for any of the foregoing which are in the process of being prepared.

           "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

           "Cylexin" means the carbohydrate-based drug being developed by Cytel for human therapeutic use, which drug is an analog of the carbohydrate structure sialyl-Lewis X as more specifically described in Schedule 1A hereto.

           "Cytel" is defined above in the preamble.

           "Damages" is defined in Section 7.1.

           "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation, or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

           "Deposit" means any and all monies deposited by Neose with NationsBanc Montgomery as escrow agent, and any and all interest accrued thereon or proceeds thereof, in connection with Neose's evaluation of the Transactions and in accordance with those certain Escrow Instructions Regarding Good Faith Deposit by Neose With Regard to Due Diligence Investigation of Cytel dated as of July 29, 1998.

           "Documentation" means all documentation relating to engineering, production, assembly, design, installation and other technical drawings and specifications, process and technology development, manufacturing, customer and supplier records, working notes and memos, laboratory books, market studies, consultants' reports, research, product plans, products, services plans, services, marketing, distribution and sales methods and systems, technical and laboratory data, clinical trial data, engineering prototypes, and any similar documentation, used or useful, in whole or in part, directly or indirectly, in the conduct of the Carbohydrate Manufacturing Program.

           "Encumbrances" means any lien, mortgage, security interest, license right, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Escrow Agent" means Chase Manhattan Trust Company, National Association.

           "Escrow Agreement" means the Escrow Agreement in the form of Exhibit C hereto being entered into by Neose, Cytel and the Escrow Agent simultaneously with the execution and delivery of this Agreement.

           "Escrow Funds" is defined in Section 2.3.2.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Excluded Assets" is defined in Section 2.2.

           "Excluded Liabilities" is defined in Section 2.7.

           "GAAP" means generally accepted accounting principles of the United States of America.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Governmental Permits" means any governmental permits, licenses, registrations, certificates of occupancy, orders, approvals and other governmental authorizations.

           "Indemnified Cytel Party" is defined in Section 7.2.

           "Indemnified Neose Party" is defined in Section 7.1.

           "Indemnified Party" means any Indemnified Cytel Party or Indemnified Neose Party.

           "Indemnitor" is defined in Section 7.3.1.

           "Intellectual Property" is defined in Section 2.1.2.

           "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, which are not generally publicly known.

           "Knowledge" and words of similar import means, (i) with respect to Cytel, actual knowledge of a particular fact being known by any member of Cytel's Board of Directors, Virgil Thompson, Dr. James C. Paulson (through the date of his termination of employment by Cytel), Dr. Robert L. Roe, Jennifer L. Lorenzen, Edward C. Hall (through the date of his termination of employment by Cytel), Deborah Schueren, Shawn Defrees, Raymond Nathan or Kathryn J. Gregory, and (ii) with respect to Neose, actual knowledge of a particular fact being known by any director or executive officer of Neose.

           "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body (including common law), including, without limitation, those covering environmental, pollution, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

           "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, demand, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

           "License Agreements" means the License Agreement in the form of Exhibit D hereto and the License Agreement in the form of Exhibit E hereto, each of which is being entered into by Neose and Cytel simultaneously with the execution and delivery of this Agreement.

           "Liquidated Claim Notice" is defined in Section 7.3.1.

           "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

           "Material Adverse Effect" means (i) with respect to Cytel, a material adverse effect on the Purchased Assets or the prospects of the Carbohydrate Manufacturing Program relating to the Purchased Assets, and (ii) with respect to Neose, a material adverse effect on the assets, financial condition, results of operations, liquidity or prospects of Neose.

           "NASD" is defined in Section 4.3.

           "NationsBanc Montgomery" means NationsBanc Montgomery Securities LLC.

           "Neose" is defined above in the preamble.

           "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practice (including with respect to quantity and frequency).

           "Patents" means all patents and patent applications, and all patents issuing thereon (including utility, model and design patents and certificates of invention), together with all reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions, extensions (including supplemental protection certificates), registrations, confirmations, re-examinations and foreign counterparts of any of the foregoing, and all applications for any of the foregoing which are in the process of being prepared.

           "Permitted Encumbrances" is defined in Section 2.1.

           "Person" means any natural person, corporation, company, partnership, proprietorship, trust or estate, joint venture, association or other legal entity.

           "Prime Rate" means the prime lending rate as published in The Wall Street Journal from time to time as the base rate on corporate loans by at least a certain portion of the largest banks in the United States.

           "Purchased Assets" is defined in Section 2.1.

           "Purchased Contracts" is defined in Section 2.1.1.

           "Purchase Price" is defined in Section 2.3.1.

           "Required Consents" is defined in Section 4.3.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Subsidiary" means, with respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's board of directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

           "Taxes" means any taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

           "Trademarks" means all registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, logos and trade names, and all applications for any of the foregoing which are in the process of being prepared.

           "Transaction Documents" means, collectively, this Agreement, the Escrow Agreement, the License Agreements, the Assignment of Patents, the Assignment of Trademarks and any other certificates, agreements and documents contemplated and delivered hereby and thereby.

           "Transactions" means the sale of the Purchased Assets and the other transactions contemplated by the Transaction Documents.

           "Unliquidated Claim" is defined in Section 7.3.1.

2.         Sale and Purchase.

           2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Cytel hereby grants, sells, conveys, assigns, transfers and delivers to Neose, free and clear of all Encumbrances whatsoever, other than permitted Encumbrances set forth in Schedule 2.1 (the "Permitted Encumbrances"), and Neose hereby purchases from Cytel in reliance upon the representations, warranties and covenants of Cytel contained herein, all right, title and interest of Cytel in and to the following assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible (including all causes of action, rights of action, contract rights and claims against third parties), wherever situated constituting, generated by, or used or useful, in whole or in part, directly or indirectly, in the conduct of, the Carbohydrate Manufacturing Program (other than the Excluded Assets) as the same shall exist on the date hereof (the "Purchased Assets"):

                      2.1.1 Contracts Relating to the Carbohydrate Manufacturing Program. All of the interest of Cytel in the Contracts relating to the Carbohydrate Manufacturing Program listed in Schedule 2.1.1 (the "Purchased Contracts");

                      2.1.2 Intellectual Property. All Patents, Trademarks and Copyrights relating to the Carbohydrate Manufacturing Program whether owned by, licensed to or controlled by Cytel listed in Schedule 2.1.2 and all Know-How relating to the Carbohydrate Manufacturing Program whether owned by, licensed to or controlled by Cytel (collectively, the "Intellectual Property");

                      2.1.3 Biological Materials. All cell lines, genes, gene fragments, vectors, plasmids, bacteria, fungi, yeast, viruses, bacteriophages, nucleotides, RNA, DNA, tissue cultures and similar materials in the possession of Cytel or a third party acting on behalf of Cytel which are useful in, or necessary for, the practice of the Carbohydrate Manufacturing Program, whether owned by, licensed to or controlled by Cytel; and

                      2.1.4 Carbohydrate Manufacturing Program Documentation. All Documentation relating to the Carbohydrate Manufacturing Program, whether in electronic form or otherwise.

                      2.2 Excluded Assets. Notwithstanding Section 2.1, all assets, properties and rights of Cytel described in Schedule 2.2 (including all causes of action, rights of action, contract rights and claims against third parties relating thereto) (collectively, the "Excluded Assets") shall be excluded from this Agreement and shall not be sold, assigned or transferred to Neose.

           2.3 Purchase Price and Payment.

               2.3.1 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price"), payable in accordance with Sections 2.3.2 and 2.4, consists of (a) $3,500,000 in cash (the "Cash Consideration"), (b) the consideration payable to Cytel pursuant to the Escrow Agreement, and (c) the Contingent Consideration.

               2.3.2 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Neose (a) shall pay the Cash Consideration, less the Deposit previously paid by Neose, to Cytel (by a wire transfer of immediately available funds in accordance with instructions provided by Cytel prior to the date hereof), (b) shall cause the Deposit to be paid to Cytel by NationsBanc Montgomery (by a wire transfer of immediately available funds in accordance with instructions provided by Cytel prior to the date hereof), and (c) shall deposit $1,500,000 (the "Escrow Funds") with the Escrow Agent for disbursement in accordance with the Escrow Agreement.

           2.4 Contingent Consideration.

               2.4.1 Prior to the date hereof, Cytel delivered to Neose Schedule
2.4 setting forth the names (with specificity) of six companies with which Cytel previously has had discussions or negotiations with respect to possible collaborative agreements relating to the Carbohydrate Manufacturing Program. In the event that Neose, in its sole discretion, enters into any written Contract with any Person involving or relating to [***] or with one or more of the companies identified in Schedule 2.4 (any such Persons or companies being referred to herein as "Potential Collaborators") during the period beginning on the date hereof and ending at the close of business on the first anniversary of the date of this Agreement (each, a "Collaborator Contract"), pursuant to which Neose receives any Collaborator Payments (defined below) during the period ending on the [***] of the date of this Agreement, or, with respect to Collaborator Payments from Potential Collaborators [***], during the period ending on the [***] of the date of this Agreement (each of such periods being referred to herein as a "Contingency Period"), Neose shall pay to Cytel in cash by wire transfer of immediately available funds within 30 days after receipt by Neose of any such Collaborator Payments, subject to the limitations set forth in this Section 2.4.1, the following amounts (the "Contingent Consideration"):

                      2.4.1.1 [***] of any Split Payments (defined below), [***] of any Equity Premiums (defined below) and [***] of any Collaborator Payments other than Split Payments or Equity Premiums received by Neose during the applicable Contingency Period pursuant to a Collaborator Contract (other than a Collaborator Contract entered into by Neose with a Potential Collaborator [***], provided that the amount payable hereunder with respect to payments received from a [***] during the period beginning on the third anniversary of the date of this Agreement and ending on the [***]hereof will be reduced by [***]; and


* Confidential Treatment Requested

                      2.4.1.2 [***] of any Collaborator Payments received by Neose during the applicable Contingency Period pursuant to a Collaborator Contract entered into by Neose with a [***];

                      2.4.1.3 [***] upon the execution and delivery by both Neose and [***] by no later than the close of business on the [***] of the date of this Agreement, of a definitive collaborative agreement;

provided, however, that Neose shall not be required to pay under Section 2.4.1.1 or 2.4.1.2 more than [***] per each Potential Collaborator; and, provided, further, that all amounts payable pursuant to this Section 2.4.1, including the payment specified under Section 2.4.1.3, shall not exceed $1,600,000 in value in the aggregate. As used herein, "Collaborator Payments" means and includes (subject to the limitation set forth below) any of the following that are actually received by Neose during the applicable Contingency Period pursuant to a Collaborator Contract to the extent not subject to any offset, rebate or adjustment of any nature (provided, that any indemnification obligation of Neose set forth in any Collaborator Contract entered into by Neose shall not be deemed to be an offset, rebate or adjustment hereunder): [***] but specifically excludes any payment or consideration of any type whatsoever received by Neose from a Potential Collaborator with respect to [***]. As used herein, "Split Payments" means and includes (a) that portion of any payment or consideration received by Neose from a Potential Collaborator with respect to [***], (b) any [***], and (c) any [***]. As used herein, "Equity Premiums" means the aggregate amount by which the value of consideration received by Neose from a Potential Collaborator with respect to the purchase by such Potential Collaborator of, or investment by such Potential Collaborator in, any equity security of Neose exceeds the aggregate Fair Market Value of the equity securities so purchased or otherwise acquired on the date Neose receives such consideration. As used in the definitions of Split Payments and Equity Premiums, "Fair Market Value" means either of the following: (a) if a basis for the purchase price of Neose Common Stock or relevant equity security (the "Basis") is specified by the terms of the relevant Collaborator Contract document, such Basis shall be accepted as "Fair Market Value" so long as the Basis is calculated by reference to (1) the opening or closing bid, asked or sale price of a share of Neose Common Stock or relevant equity security on the Nasdaq National Market ("Nasdaq") or other stock exchange on the trading day immediately preceding the date of the Collaborator Contract or (2) the average of the opening or closing bid, asked or sale price of a share of Neose Common Stock or relevant equity security on Nasdaq or other stock exchange for a successive range of trading days ending on a trading day not more than three trading days prior to the date of the relevant Collaborator Contract, provided that such range shall not be greater than 30 trading days, or (b) if a Basis is not specified in the relevant Collaborator Contract document or the specified Basis does not meet the criteria set forth in clause (a) of this definition, "Fair Market Value" means the closing sale price of a share of Neose Common Stock or relevant equity security on Nasdaq or other stock exchange on the trading day immediately preceding the date of the relevant Collaborator Contract.


* Confidential Treatment Requested

               2.4.2 In the event Cytel disputes the calculation of any Contingent Consideration paid by Neose pursuant to Section 2.4.1 or its right to receive any Contingent Consideration, then Cytel shall notify Neose in writing of such dispute by no later than 15 Business Days after (a) payment by Neose to Cytel of any Contingent Consideration, or (b) the date on which Neose receives Cytel's written notice asserting that Cytel is entitled to payment of Contingent Consideration and the reasons therefor. If Cytel fails to give notice to Neose within such period, Cytel shall be deemed not to dispute the Contingent Consideration paid in accordance with Section 2.4.1. If Cytel gives notice within such period, the parties shall then attempt to reconcile their differences and any written resolution signed by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Cytel and Neose are unable to reach a resolution to such effect within 30 days of receipt by Neose of Cytel's written notice of such dispute, then the parties shall submit in Chicago, Illinois the amounts remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Cytel and Neose (such independent accounting firm being referred to as the "Accounting Firm"), which shall, within 30 days after such submission, determine and report to the parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties. The parties agree that any of the "big five" accounting firms that are not at such time engaged by Neose or Cytel shall be acceptable to them. Cytel and Neose shall each pay one-half of the fees and disbursements of the Accounting Firm incurred in connection with resolving any such dispute; provided, however, that if the final adjustment amount determined by the Accounting Firm is greater than 5% of the disputed amount, then Neose shall pay all of the fees and disbursements of the Accounting Firm and if the final adjustment amount determined by the Accounting Firm is less than 5% of the disputed amount, then Cytel shall pay all of the fees and disbursements of the Accounting Firm.

           2.5 Allocation of Purchase Price; Accounting Treatment.

               2.5.1 The Purchase Price shall be allocated based upon the fair market values of the Purchased Assets conforming with the requirements of
Section 1060 of the Code. At the Closing, Neose shall deliver to Cytel Schedule
2.5 setting forth the allocation of the Purchase Price to the extent then allocable as agreed to by the parties. Neither Cytel nor Neose will take a position on any income tax return, before any Governmental Authority charged with the collection of any income Tax or in any judicial proceeding that is in any way inconsistent with the allocation set forth in Schedule 2.5, except to the extent such a position is prohibited under applicable Law. If and to the extent that the allocation of the Purchase Price provided for in Schedule 2.5 shall be dependent upon the determinations made with respect to the Escrow Funds pursuant to the Escrow Agreement, such allocation shall be adjusted and made in a manner consistent with such determinations.

               2.5.2 The parties acknowledge that (a) Neose intends to record the purchase of the Purchased Assets as a purchase for accounting purposes and, specifically, intends to take after the Closing a one-time charge-off of the value of the Purchased Assets, in part, as acquired in-process research and development, and (b) Cytel intends to treat the sale of the Purchased Assets as gain or loss from the sale of assets. Cytel will not take any position before any Governmental Authority or in any federal or state securities filing or otherwise that is in any way inconsistent with the terms of this Section 2.5.2, except to the extent such a position is prohibited under applicable Law or is not in accordance with GAAP.

           2.6 Assumed Liabilities.

               2.6.1 Neose hereby acquires the Purchased Assets subject only to the Permitted Encumbrances, and hereby agrees to undertake, assume, perform and otherwise pay, satisfy and discharge any obligations to be performed from and after the Closing under the Purchased Contracts for which the rights thereunder have been duly and effectively assigned to Neose as of the Closing or thereafter (the "Assumed Liabilities"); provided that Neose does not hereby assume and shall have no responsibility for (a) any obligations arising from or relating to any breach by Cytel of any provision of any Purchased Contract on or prior to the Closing Date, (b) any obligations of Cytel to be performed on or prior to the Closing Date under any Purchased Contract, or (c) the obligations listed in
Schedule 2.6.1.

               2.6.2 Cytel hereby agrees to undertake, assume, perform and otherwise pay, satisfy and discharge (a) any obligations arising from or relating to any breach by Cytel of any provision of any Purchased Contract on or prior to the Closing Date, or (b) any obligations of Cytel to be performed on or prior to the Closing Date under the Purchased Contracts.

           2.7 Excluded Liabilities. Except for Permitted Encumbrances and as otherwise explicitly provided in Section 2.6.1, Cytel hereby transfers the Purchased Assets to Neose free and clear of all Encumbrances, and without any assumption by Neose of Liabilities (other than the Assumed Liabilities), and Neose does not hereby, by virtue of its purchase of the Purchased Assets, assume or become responsible for under this Agreement, as of the Closing or at any time, any Liabilities of Cytel except as explicitly provided in Section 2.6.1 (all such excluded Liabilities being referred to herein as "Excluded Liabilities").

           2.8 Employee Matters. Neose shall have no obligation whatsoever pursuant to this Agreement or the other Transaction Documents or in connection with the consummation of the Transactions or otherwise to offer employment to, or employ or retain the services of, any present, former or future employee, consultant, agent or independent contractor of Cytel or any Subsidiary or Affiliate of Cytel, and shall incur no Liabilities of any nature whatsoever with respect thereto. Notwithstanding the foregoing, at its sole discretion and upon such terms and conditions as shall be deemed to be acceptable to Neose in its sole discretion, Neose may, subsequent to the Closing Date and only upon the prior written consent of Cytel, offer employment to, or otherwise retain the services of, any employee of Cytel; provided, however, that the foregoing shall not restrict Neose from offering employment to or retaining, without

Cytel's consent, any employee of Cytel who initiates contact with Neose after the date of this Agreement or who is listed in Schedule 2.8. Cytel acknowledges, however, that Neose has no current intention to do so and agrees that it will not make any representations or inducements to its employees to the contrary.

30         Closing.

           3.1 Location, Date. The closing for the Transactions (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania, at 10:00 a.m., local time, on the date hereof (the "Closing Date"), unless Neose and Cytel agree in writing to another date or place.

           3.2 Deliveries. At the Closing:

                      3.2.1 Neose shall pay to Cytel the amount of the Cash Consideration less the Deposit by wire transfer of immediately available funds;

                      3.2.2 Neose shall cause the Deposit to be paid to Cytel by NationsBanc Montgomery by wire transfer of immediately available funds;

                      3.2.3 Cytel and Neose shall execute and deliver to each other and to the Escrow Agent the Escrow Agreement and Neose shall deposit with the Escrow Agent the Escrow Funds;

                      3.2.4 Cytel and Neose shall execute and deliver to each other the License Agreements;

                      3.2.5 Cytel shall execute and deliver to Neose the Assignment of Patents and the Assignment of Trademarks;

                      3.2.6 Cytel shall deliver to Neose all Required Consents;

                      3.2.7 Cytel shall deliver to Neose a certificate, dated the date hereof, of the Secretary of Cytel certifying that attached to the certificate are true and complete copies of (a) the Charter Documents and bylaws of Cytel, as in full force and effect as of the date hereof, and (b) the resolutions duly adopted by the Board of Directors of Cytel evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions;

                      3.2.8 Cytel shall deliver to Neose a certificate issued by the Secretary of State of the State of Delaware with respect to Cytel as of a recent date before the Closing

           (and in no event more than three Business Days prior thereto) showing Cytel to be validly existing and in good standing;

                      3.2.9 Neose shall deliver to Cytel a certificate, dated the date hereof, of the Secretary of Neose certifying that attached to the certificate are true and complete copies of (a) the Charter Documents and bylaws of Neose, as in full force and effect as of the date hereof, and (b) the resolutions duly adopted by the Board of Directors of Neose evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions;

                      3.2.10 Neose shall deliver to Cytel a certificate issued by the Secretary of State of the State of Delaware with respect to Neose as of a recent date before the Closing (and in no event more than three Business Days prior thereto) showing Neose to be validly existing and in good standing;

                      3.2.11 Cytel shall deliver to Neose a legal opinion of Cooley Godward LLP, counsel to Cytel, in the form of Exhibit F hereto;

                      3.2.12 Neose shall deliver to Cytel a legal opinion of Morgan, Lewis & Bockius LLP, counsel to Neose, in the form of Exhibit G hereto; and

                      3.2.13 Cytel shall execute and deliver to Neose such additional instruments of conveyance and transfer as Neose may reasonably require in order to more effectively vest in Neose, and put it in possession of, the Purchased Assets.

           3.3 Reasonable Steps. Cytel shall take such reasonable steps as may be necessary or appropriate so that, upon the execution and delivery of this Agreement, Neose shall be placed in actual possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, Cytel shall be solely responsible, at its sole cost and expense, for obtaining any and all Required Consents referred to in Section 4.3 hereof prior to the Closing.

           3.4 Further Assurances. From time to time after the Closing, Cytel and Neose shall execute, acknowledge and deliver to each other any further documents, assurances and other matters, and will take any other action consistent with the terms of this Agreement, that may reasonably be requested by a party and necessary or desirable to carry out the purpose of this Agreement. In the event that any assets of Cytel that were intended to be included in the Purchased Assets or any liabilities of Cytel that were intended to be included in the Assumed Liabilities and transferred to Neose pursuant to this Agreement have not been properly or fully transferred, Cytel shall take all commercially reasonable steps to ensure that such assets and liabilities are promptly transferred to Neose such that Neose has all right, title and interest in and to such assets and all obligations under such liabilities.

           3.5 Technical Support. In connection with the sale and transfer to Neose of the Purchased Assets, Cytel shall provide technical support to Neose to assist in the integration of the Purchased Assets with Neose's existing carbohydrate manufacturing program in accordance with this Section 3.5. During the period of 90 days following the date of this Agreement, Cytel shall make reasonably available to Neose, at times and places reasonably requested by Neose, but in any event not to exceed a total of 20 work days per any one employee, such technical support employees, not to exceed two persons at any one time, of Cytel that Neose deems reasonably necessary to effect the transition of the Purchased Assets to Neose; provided, however, that Neose shall bear (i) all reasonable out-of-pocket costs and expenses of such Cytel employees incurred in connection with providing such technical support (including travel, lodging and other similar expenses incurred by such employees), and (ii) all costs of salaries and benefits paid or owed by Cytel to, and reasonable out-of-pocket costs and expenses (including travel, lodging and other similar expenses) of, such Cytel employees incurred in connection with providing technical support services to Neose in excess of 20 works days per employee; and provided, further, that Cytel will cooperate with Neose in providing additional technical support to the extent reasonably necessary for the integration of the Purchased Assets if the limitations set forth in this Section 3.5 restrict Neose's ability to accomplish such integration.

40         Representations and Warranties of Cytel.

           Cytel hereby represents and warrants to Neose on the Closing Date as follows:

           4.1 Corporate Status. Cytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cytel is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Cytel. The Charter Documents and bylaws of Cytel that have been delivered to Neose as of the date hereof are true, correct and complete.

           4.2 Authorization and Enforceability. Cytel has the corporate power and authority to own its property and to carry on its business, including the Carbohydrate Manufacturing Program, as now being conducted. Cytel has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Cytel have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Cytel has been duly executed and delivered by Cytel and constitutes a valid and binding obligation of Cytel, enforceable against Cytel in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) equitable principles generally and limitations on the availability of equitable remedies.

           4.3 Consents and Approvals. Except for the consents specified in
Schedule 4.3 (the "Required Consents"), neither the execution and delivery by Cytel of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Cytel, (i) require any filing, consent or approval, conflict with, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Cytel or any of the Purchased Assets is subject, (b) the Charter Documents or bylaws of Cytel, or (c) any Contract or Governmental Permit to which Cytel is a party or by which it or any of the Purchased Assets is bound, or (ii) will result in the creation or imposition of any Encumbrance upon any of the Purchased Assets. Without limiting the generality of the foregoing, no approval whatsoever of the stockholders of Cytel is required for the performance of the Transactions by Cytel under applicable Law, the Charter Documents or bylaws of Cytel, any regulation or bylaw of the National Association of Securities Dealers, Inc. ("NASD") or any Contract to which Cytel is a party or by which it or any of its properties or other assets is bound. Cytel has delivered to Neose all Required Consents, none of the Required Consents has been modified or revoked and each Required Consent remains in full force and effect.

           4.4 Financial Statements. Cytel has delivered to Neose true and complete copies of (i) audited consolidated balance sheets of Cytel and its Subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by Ernst & Young LLP, and (ii) unaudited consolidated balance sheets of Cytel and its Subsidiaries at December 31, 1998 and the related consolidated statements of income, changes in stockholders' equity and statements of cash flow for the year then ended, together with the notes thereto, all of which have been prepared in accordance with GAAP consistently applied. Such balance sheets, including the related notes, present fairly in all material respects the consolidated financial position, assets and liabilities of Cytel and its Subsidiaries at the dates indicated, and such consolidated statements of income, changes in stockholders' equity and statements of cash flow present fairly in all material respects the consolidated results of operations, changes in stockholders' equity and cash flow of Cytel and its Subsidiaries for the periods indicated in conformity with GAAP. The unaudited consolidated financial statements as of and for the year ended December 31, 1998 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position of Cytel and its Subsidiaries at December 31, 1998 and the results of operations and changes in stockholders' equity and such financial position for the periods then ended in conformity with GAAP.

           4.5 Purchased Assets; Absence of Liens and Encumbrances. Cytel has good and marketable title to all of the Purchased Assets, free from any Encumbrances, other than Permitted Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and Cytel's use does not materially encroach on the property or rights of any other Person. The Purchased Assets include all material rights and property, except for the Excluded Assets, that are necessary to the conduct of the Carbohydrate Manufacturing Program by Neose in the manner in which it is currently conducted by Cytel.

           4.6 Liabilities. Except as set forth in Schedule 4.6, none of the Purchased Assets is subject to any Liabilities, except (i) as specifically disclosed in the balance sheet of Cytel and its Subsidiaries as of September 30, 1998 and not heretofore paid or discharged, (ii) Liabilities incurred in the ordinary course of business since September 30, 1998 that, individually or in the aggregate, are not material to the Carbohydrate Manufacturing Program or the Purchased Assets, and (iii) those Liabilities arising after the Closing Date under the express terms of the Purchased Contracts.

           4.7 Taxes and Tax Returns. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed with respect to any federal, state, local or foreign Taxes of Cytel (the "Tax Returns") have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the Liabilities of Cytel for Taxes for the periods, property or events covered thereby. All Taxes, including, without limitation, those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Cytel, have been properly accrued or paid. Cytel has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Cytel or any of the Purchased Assets. There are no tax liens on any of the Purchased Assets. Cytel has no knowledge of any basis for any additional assessment of any Taxes. Cytel has made all deposits required by Law to be made with respect to employees' withholding and other employment Taxes, including, without limitation, the portion of such deposits relating to Taxes imposed upon Cytel. Cytel has not taken any action that would have the effect of deferring any Liabilities of Cytel for Taxes affecting any of the Purchased Assets from a pre-Closing period to any period commencing on or after the Closing Date.

           4.8 Litigation. Except as set forth in Schedule 4.8, Cytel has received no notice of, and there is no Litigation in any court or before any Governmental Authority or any arbitrator pending against or related to Cytel, the Carbohydrate Manufacturing Program or any of the Purchased Assets or, to the knowledge of Cytel, threatened against the Carbohydrate Manufacturing Program or any of the Purchased Assets, or which seeks to enjoin or obtain damages in respect of the consummation of the Transactions, nor does Cytel know of any reasonably likely basis for any such Litigation. None of the Purchased Assets is subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority or any arbitrator, nor is there any Court Order to which Cytel or any of the Purchased Assets is subject that might affect the Transactions. There has been no Default with respect to any Court Order applicable to any of the Purchased Assets.

           4.9 Compliance with Laws. Cytel has been and is being operated in material compliance with all Laws applicable to the Carbohydrate Manufacturing Program (other than with respect to the Excluded Assets) and the Purchased Assets. There has been no Default by

Cytel under any Laws applicable to the conduct or operation of the Carbohydrate Manufacturing Program (other than with respect to the Excluded Assets) or the ownership or use of the Purchased Assets, except for any Defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Cytel, and Cytel has not received any notice from any Governmental Authority regarding any alleged Defaults under any such Laws. There are no environmental liens on any of the Purchased Assets and no government actions which could subject any of the Purchased Assets to such liens have been taken, are pending or, to Cytel's knowledge, are threatened.

           4.10 Governmental Permits. Cytel has all Governmental Permits of all Governmental Authorities that are required to operate the Carbohydrate Manufacturing Program (other than with respect to the Excluded Assets) and Cytel is in compliance with the terms and conditions of such Governmental Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on Cytel. All such Governmental Permits are currently valid and in full force and effect. To Cytel's knowledge, no suspension, revocation, cancellation or withdrawal of any such Governmental Permit is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal.

           4.11 Contracts. Schedule 2.1.1 lists each Purchased Contract, which are all of the Contracts of Cytel used or useful in the Carbohydrate Manufacturing Program, other than the Contracts between Cytel and Abbott Laboratories and Cytel and Glycomed Incorporated, which are included in the Excluded Assets. No Affiliate of Cytel is a party to any of the Purchased Contracts. Each Purchased Contract is valid and enforceable in accordance with its terms and is in full force and effect. Cytel is not in Default under any Purchased Contract and, to Cytel's knowledge, none of the other parties to any Purchased Contract is in Default thereunder. Schedule 4.3 identifies each Purchased Contract which requires action on behalf of a third party to give Neose all rights under such Purchased Contract following the consummation of the Transactions. Cytel has made all payments to any Persons and all filings with any Governmental Authorities or any other Persons required to be made pursuant to any Purchased Contracts. Cytel has no further obligations or Liabilities of any nature whatsoever relating to or affecting the Purchased Assets under any Contracts or other agreements or arrangements with Abbott Laboratories or any Affiliate thereof.

           4.12 Intellectual Property.

                4.12.1 Except as set forth in Schedule 4.12, the Patents, Trademarks and Copyrights listed in Schedule 2.1.2 constitute all of the Patents, Trademarks and Copyrights that (a) are in use, or are under development for use, in the operation of the Carbohydrate Manufacturing Program, or (b) are necessary for the operation of the Carbohydrate Manufacturing Program as conducted by Cytel prior to the Closing. Except as set forth in Schedule 4.12, the Know-How included in the Intellectual Property constitutes all Know-How that
(a) is in use, or is under development for use, in the operation of the Carbohydrate Manufacturing Program, or (b) is necessary for the operation of the Carbohydrate

Manufacturing Program as conducted by Cytel prior to the Closing. Except as set forth in Schedule 4.12, the Documentation included in the Purchased Assets constitutes all Documentation that (a) is in use, or is under development for use, in the operation of the Carbohydrate Manufacturing Program, or (b) is necessary for the operation of the Carbohydrate Manufacturing Program as conducted by Cytel prior to the Closing.

                4.12.2 Except as set forth in Schedule 4.12, Cytel owns or has the lawful right and license to use pursuant to a Purchased Contract, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Intellectual Property.

                4.12.3 Cytel has the lawful right to assign and transfer to Neose all of the Intellectual Property, including, without limitation, all rights relating thereto under the Purchased Contracts.

                4.12.4 Except as set forth in Schedule 4.12, Cytel has not received any notice of and there are no pending, and Cytel otherwise has no knowledge of any threatened, claims by any Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property.

                4.12.5 Except as set forth in Schedule 4.12, Cytel has not received any notice of, and Cytel otherwise has no knowledge of, the infringement or misappropriation by any Person of the Intellectual Property.

                4.12.6 Except as set forth in Schedule 4.12, Cytel's use of the Intellectual Property does not infringe upon or otherwise violate any rights or interests owned or claimed by any other Person.

                4.12.7 Except as set forth in Schedule 4.12, none of the Patents is the subject of any reissue, reexamination, interference, opposition or similar proceeding.

                4.12.8 Except as set forth in Schedule 4.12, none of the Trademarks is the subject of any opposition, cancellation or similar proceeding.

                4.12.9 Except as set forth in Schedule 4.12, Cytel has not, in connection with the Carbohydrate Manufacturing Program (other than solely with respect to the Excluded Assets), entered into any agreement to indemnify any Person against any charge of infringement of any intellectual property.

                4.12.10 Except as set forth in Schedule 4.12, to Cytel's knowledge, there are no third party patent applications which, if issued, would materially adversely affect the right of Cytel to use the Patents included in the Intellectual Property.

                4.12.11 Except as set forth in Schedule 4.12, there have been no, and Cytel has no reason to believe that there will be any, inventorship challenges with respect to any of the Patents included in the Intellectual Property.

                4.12.12 Schedule 4.12 sets forth a schedule of all maintenance fees or annuities for each of the Patents included in the Intellectual Property paid, or, to Cytel's knowledge, payable, by Cytel between January 1, 1996 and February 28, 1999. All such fees due prior to the date hereof have been paid by Cytel or will be paid by Cytel upon receipt of invoices therefor in accordance with the payment terms of such fees.

                4.12.13 Schedule 4.12 sets forth a listing of all Litigation relating to the Intellectual Property brought by or against Cytel whether or not currently pending during the past three years and, to the knowledge of Cytel, during the five years prior thereto.

                4.12.14 All employees and consultants of Cytel who are involved in the design, review, evaluation or development of Intellectual Property and Documentation included within the Purchased Assets have executed a nondisclosure and assignment of inventions agreement ("Confidentiality Agreement") substantially in the form attached to Schedule 4.12. To Cytel's knowledge, (a) none of the Confidential Information relating to the Purchased Assets has been used, divulged or appropriated for the benefit of any Person other than Cytel or otherwise to the detriment of Cytel, (b) no employee or consultant of Cytel has used any other Person's trade secrets or other information that is confidential in the course of his or her work for Cytel, and (c) no employee or consultant of Cytel is in Default under any term of any employment Contract relating to such Intellectual Property or Documentation, any Confidentiality Agreement or any other Contract or any restrictive covenant relating to such Intellectual Property or Documentation, or the development or exploitation thereof. Cytel is in compliance with the provisions of applicable Law relating to the assignability of inventions.

           4.13 Insurance. Cytel maintains such policies of insurance with such amounts of coverage relating to the Carbohydrate Manufacturing Program (other than with respect to the Excluded Assets) and the Purchased Assets as management reasonably believes are adequate in relation to the Carbohydrate Manufacturing Program and the Purchased Assets and reasonable and customary in the industry in which Cytel operates, and all of such insurance policies are in full force and effect.

           4.14 Employee Matters. There has been no "mass layoff" or "plant closing" as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. that is attributable to the Transactions, and Cytel does not contemplate that there will be a "mass layoff" or "plant closing" in the future that is attributable to the Transactions.

           4.15 Absence of Certain Changes. Except as disclosed in Schedule 4.15, since September 30, 1998, Cytel has conducted the Carbohydrate Manufacturing Program in the ordinary course and there has not been:

                      4.15.1 any material adverse change in any of the Purchased Assets or the Carbohydrate Manufacturing Program (except any such change affecting only the Excluded Assets);

                      4.15.2 any transfer or grant of any rights to any Intellectual Property;

                      4.15.3 any sale, assignment or transfer of any of the Purchased Assets or any agreements entered into with respect to the foregoing, other than those made in the ordinary course of business; or

                     4.15.4 any waiver or release of any claim or right or cancellation of any substantial debt or claim relating to the Carbohydrate Manufacturing Program (except with respect to the Excluded Assets), other than in the ordinary course of business.

           4.16 Finder's Fees. No Person retained by Cytel is or will be entitled to any commission or finder's or similar fee in connection with the Transactions, other than BT Alex. Brown Incorporated, which commission or fees shall be paid solely by Cytel.

           4.17 No Third Party Options. Except as disclosed in Schedule 4.17, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire, or obtain any rights with respect to, any of the Purchased Assets.

           4.18 Fairness Opinion. Immediately prior to the execution of this Agreement, Cytel has received and delivered to Neose a written opinion of BT Alex. Brown Incorporated to the effect that the Transactions, including the Purchase Price, are fair, from a financial point of view, to Cytel.

           4.19 Solvency. Immediately after the consummation of the Transactions, (i) the fair value of the assets of Cytel will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of Cytel will be greater than the amount that will be required to pay the probable obligations of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (iii) Cytel will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

           4.20 Completeness and Accuracy of Information. All information set forth in any Schedule prepared by Cytel and delivered in connection herewith is correct and complete. No representation or warranty by Cytel in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Cytel in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

50         Representations and Warranties of Neose.

           Neose hereby represents and warrants to Cytel on the Closing Date as follows:

           5.1 Corporate Status. Neose is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Neose. The Charter Documents and bylaws of Neose that have been delivered to Cytel as of the date hereof are true, correct and complete.

           5.2 Authorization and Enforceability. Neose has the corporate power and authority to own its property and to carry on its business as now being conducted. Neose has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Neose have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Neose has been duly executed and delivered by Neose and constitutes a valid and binding obligation of Neose, enforceable against Neose in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) equitable principles generally and limitations on the availability of equitable remedies.

           5.3 Consents and Approvals. Neither the execution and delivery by Neose of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Neose, require any filing, consent or approval, conflict with or constitute a Default under (i) any Law or Court Order to which Neose is subject, (ii) the Charter Documents or bylaws of Neose, or (iii) any Contract, Governmental Permit or other document to which Neose is a party or by which the properties or other assets of Neose may be subject.

           5.4 Finder's Fees. No Person retained by Neose is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

           5.5 Litigation. Neose has received no notice of, and there is no Litigation in any court or before any Governmental Authority or any arbitrator pending or, to the knowledge of Neose, threatened against or related to Neose which seeks to enjoin or obtain damages in respect of the consummation of the Transactions, nor does Neose know of any reasonably likely basis for any such Litigation. There is no judgment, order, writ, injunction, decree or award of any

Governmental Authority or any arbitrator, nor is there any Court Order to which Neose is subject, that might affect the Transactions.

           5.6 Accuracy of Information. All information set forth in any Schedule prepared by Neose and delivered in connection herewith is correct and complete. No representation or warranty by Neose in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Neose to Cytel in writing in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

60         Covenants.

           6.1 Cytel Confidentiality. Cytel recognizes and acknowledges that it has had access to Confidential Information relating to the Carbohydrate Manufacturing Program, the Purchased Assets and the Transactions. Cytel acknowledges that such Confidential Information is a valuable and unique asset of Neose and covenants that Cytel will not, except as otherwise permitted under the License Agreements and except with respect to Confidential Information solely relating to the Excluded Assets, disclose, communicate or use in any way any such Confidential Information for any reason whatsoever from the Closing and indefinitely thereafter, without the prior written consent of Neose, unless such information (i) is in the public domain through no wrongful act of any party hereto, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement, or (iii) except as may be required by applicable Law, Court Order, or the regulations or bylaws of the NASD. In the event that Cytel believes that it is required to disclose any such Confidential Information pursuant to any applicable Law or Court Order, Cytel shall give timely written notice to Neose so that Neose may have an opportunity to obtain a protective order or other appropriate relief.

           6.2 Covenant Not to Compete. Cytel shall not, without the prior written consent of Neose, at any time within the Restricted Period (defined below), directly or indirectly, engage, or have any interest on behalf of itself or others in any Person (whether as an agent, security holder, creditor, partner, joint venturer, investor, consultant or otherwise) that engages within the Restricted Territory (defined below) in any of the business activities relating to the Carbohydrate Manufacturing Program and the Purchased Assets, except with respect to those business activities specifically contemplated by the License Agreements and those specifically described in Schedule 6.2. In furtherance of the foregoing, during the Restricted Period, Cytel shall not contact any of the employees of Neose for the purpose of hiring or retaining any of such employees for employment, consulting or similar purposes. The term "Restricted Period" means the three-year period immediately following the Closing Date. The term "Restricted Territory" means the area comprising the entire United States of America, Canada and those other areas of the world in which Cytel has engaged in the Carbohydrate Manufacturing Program (except solely with respect to the Excluded Assets) at any time since its inception.

           6.3 Cytel Affiliates. The terms of Sections 6.1, 6.2 and 6.4 shall apply to Cytel and any of its Affiliates to the same extent as if they were parties hereto, and Cytel shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of such Sections.

           6.4 Neose Injunctive Relief. Cytel specifically acknowledges and agrees that the provisions of Sections 6.1 and 6.2 are reasonable and necessary to protect the interests of Neose, that any violation of Section 6.1 or 6.2 will result in an irreparable injury to Neose and that the remedy at law for any breach of such Sections will be inadequate. In the event of any breach or threatened breach by Cytel (or any other Person specified in Section 6.3) of any provision of Section 6.1 or 6.2, Neose, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive or other equitable relief, restraining such Person from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations under such Sections, without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of Litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of Section 6.1 or 6.2 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. Cytel acknowledges, however, that Sections 6.1 and 6.2 have been negotiated by the parties and that the geographic and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Transactions. Cytel acknowledges and understands that Neose is and will be relying upon the agreements made by Cytel in Sections 6.1 through 6.4 in entering into this Agreement and consummating the Transactions.

           6.5 Neose Confidentiality. Neose recognizes and acknowledges that it has had access to Confidential Information relating to certain aspects of the business and operations of Cytel, including the Excluded Assets and the Transactions. Neose acknowledges that such Confidential Information is a valuable and unique asset of Cytel and covenants that Neose will not, except as otherwise permitted under the License Agreements and except with respect to Confidential Information relating to the Purchased Assets, disclose, communicate or use in any way any such Confidential Information for any reason whatsoever from the Closing and indefinitely thereafter, without the prior written consent of Cytel, unless such information (i) is in the public domain through no wrongful act of any party hereto, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement, or (iii) except as may be required by applicable Law, Court Order, or the regulations or bylaws of the NASD. In the event that Neose believes that it is required to disclose any such Confidential Information pursuant to any applicable Law or Court Order, Neose shall give timely written notice to Cytel so that Cytel may have an opportunity to obtain a protective order or other appropriate relief.

           6.6 Neose Affiliates. The terms of Sections 6.5 and 6.7 shall apply to Neose and any of its Affiliates to the same extent as if they were parties hereto, and Neose shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of such Sections.

           6.7 Cytel Injunctive Relief. Neose specifically acknowledges and agrees that the provisions of Section 6.5 are reasonable and necessary to protect the interests of Cytel, that any violation of Section 6.5 will result in an irreparable injury to Cytel and that the remedy at law for any breach of such Section will be inadequate. In the event of any breach or threatened breach by Neose (or any other Person specified in Section 6.6) of any provision of Section 6.5, Cytel, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive or other equitable relief, restraining such Person from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations under such Section, without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of such Section. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of Litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of Section 6.5 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. Neose acknowledges, however, that Section 6.5 has been negotiated by the parties and that the time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Transactions. Neose acknowledges and understands that Cytel is and will be relying upon the agreements made by Neose in Sections 6.5 through 6.7 in entering into this Agreement and consummating the Transactions.

           6.8 Bulk Transfer Laws. Except as otherwise provided in Section 6.9, Neose hereby waives compliance by Cytel with the provisions of any and all Laws relating to bulk transfer in connection with the sale of the Purchased Assets.

           6.9 Transfer Taxes. Cytel and Neose shall each bear one-half of and shall pay at the Closing all state and local sales, documentary and other transfer Taxes (including, without limitation, any sales Tax required under the Laws of the State of California), if any, due as a result of the purchase, sale or transfer of the Purchased Assets hereunder.

           6.10 Access to Information. At all times after the Closing Date, each party will permit the others and its representatives (including its counsel and auditors) during normal business hours, for a proper purpose to have reasonable access to and examine and make copies, at the expense of the copying party, of all books, records, files and documents in its possession which relate to the Purchased Assets prior to the Closing Date.

           6.11 Enforcement of Certain Agreements. At Neose's request, Cytel shall use commercially reasonable efforts at Neose's expense to enforce the provisions of any Confidentiality Agreements and agreements with respect to noncompetition existing as of the

Closing Date with any present or former employees, agents, consultants or independent contractors of Cytel that relate to the Carbohydrate Manufacturing Program (except solely with respect to the Excluded Assets); provided, however, that the obligation of Cytel to enforce any such Confidentiality Agreement or agreement with respect to noncompetition described in this Section 6.11 shall terminate as of the date on which such agreement has terminated or expired in accordance with its terms.

7.         Indemnification.

           7.1 By Cytel. From and after the Closing Date, Cytel shall indemnify and hold harmless Neose, its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Neose Party") from and against any (i) loss, liability, claim, obligation, damage or deficiency, and (ii) all actions, judgments, costs and expenses (including without limitation interest, penalties and reasonable attorneys', consultants' and other professional fees) relating to the foregoing (collectively, "Damages") that such Indemnified Neose Party may suffer arising out of or resulting from (A) any breach of the representations and warranties set forth in Section 4, (B) the nonfulfillment of any agreement or obligation on the part of Cytel (including, without limitation, Cytel's obligations to discharge certain liabilities pursuant to Section 2.6.2) contained in this Agreement or as a result of noncompliance with any bulk transfer Law (except to the extent that any such Damages arise out of any failure of Neose to pay any liability or perform any obligations assumed by Neose pursuant to Section 2.6.1), (C) except for the Assumed Liabilities, any act, omission, occurrence or Liabilities arising out of Cytel's ownership, maintenance and operation of its business prior to Closing, (D) the Excluded Liabilities, and (E) any claim by any Person who owned or owns any securities of Cytel or any successor thereto, including any claim against Cytel or any such successor with respect to any of the Transactions.

           7.2 By Neose. From and after the Closing Date, Neose shall indemnify and hold harmless Cytel, its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each an "Indemnified Cytel Party") from and against any Damages that such Indemnified Cytel Party may suffer arising out of or resulting from
(A) any breach of the representations and warranties set forth in Section 5, (B) the nonfulfillment of any agreement or obligation on the part of Neose contained in this Agreement (including, without limitation, Neose's obligations to discharge certain liabilities pursuant to Section 2.6.1), and (C) any failure by Neose to pay or discharge the Assumed Liabilities.

           7.3 General Procedure for Claims.

               7.3.1 An Indemnified Party that desires to seek indemnification under any part of this Section 7 (unless for a third party claim which is covered by Section 7.4) shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates has not been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (a) the date that the Claim Notice is given, or (b) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. Any failure to give prompt notice under this
Section 7.3 shall not bar an Indemnified Party's right to claim indemnification under this Section 7, except to the extent that an Indemnitor shall have been harmed by such failure.

                 7.3.2 If any Indemnitor is obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party is entitled. If there is a dispute as to the amount or manner of indemnification under this Section 7, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 2%, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

           7.4 Procedure for Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 7 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, solely to the extent requested by such Indemnified Party, any such Indemnitor shall participate in such Action or assume the defense thereof, with counsel satisfactory to such

Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (i) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of any such Action, or (ii) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. If the Indemnified Party elects to assume the defense of such Action, any such Indemnitor shall have the right to participate at its own expense in the defense of such Action. Any failure to give prompt notice under this Section 7.4 shall not bar an Indemnified Party's right to claim indemnification under this Section 7, except to the extent that an Indemnitor shall have been harmed by such failure.

           7.5 Time Limitations. Except as otherwise provided in this Section 7.5, the indemnification set forth in Section 7.1(A) and all representations and warranties made by Cytel hereunder will expire on the first anniversary of the Closing Date, and Cytel will have no liability under the indemnification provisions of Section 7.1(A) unless Neose gives written notice to Cytel of its claim for any such liability before the expiration of such period. With respect to claims for indemnification under Sections 7.1(B), (C), (D) and (E), there shall be no time limitation for indemnification on claims with respect thereto. Except as otherwise provided in this Section 7.5, the indemnification set forth in Section 7.2(A) and all representations and warranties made by Neose hereunder will expire on the first anniversary of the Closing Date, and Neose will have no liability under the indemnification provisions of Section 7.2(A) unless Cytel gives written notice to Neose of its claim for any such liability before the expiration of such period. With respect to claims for indemnification under Sections 7.2(B) and (C), there shall be no time limitation for indemnification on claims with respect thereto. Except as otherwise provided in this Section 7.5, the limitations of this Section 7.5 shall apply to any other action taken by a party as contemplated by Section 7.9.

           7.6 Limitations on Liability. Notwithstanding any other provision of this Section 7, the aggregate of all Damages payable by Cytel under this Section 7 shall not exceed the Purchase Price, and an Indemnified Party shall be entitled to indemnification hereunder only when the aggregate of all Damages incurred by such Indemnified Party exceeds [***] (the "Threshold Amount"); provided, that in the event that the aggregate amount of such Damages exceeds the Threshold Amount, the Indemnified Party shall be entitled to[***]. The limitations of this Section 7.6, however, shall not apply to any covenants or agreements to be performed by an Indemnitor prior to or after the Closing, including, without limitation, with respect to Excluded Liabilities and with respect to confidentiality and noncompetition as provided in Section 6. Except as otherwise provided in this Section 7.6, the limitations of this Section 7.6 shall apply to any other action taken by a party as contemplated by Section 7.9.


* Confidential Treatment Requested

           7.7 Effect of Investigation or Knowledge. Any claim by an Indemnified Neose Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Neose. Each party shall be deemed to be relying on the representations and warranties of any other party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to consummate the Transactions contemplated hereby and complete the Closing.

           7.8 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

           7.9 Other Remedies. None of the specific remedies provided in this Agreement for any party is the exclusive remedy of such party for any breach of this Agreement. In addition to any specific remedy provided herein, any party shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder. The indemnification rights under this Section 7 are independent of, and in addition to and not in limitation of, the foregoing rights and remedies.

8.         General.

           8.1 Expenses. Except as otherwise provided in this Agreement, Neose and Cytel shall each pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

           8.2 Publicity. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any stock exchange regulations, no party shall issue any such press release or make any such public statement without the consent of the other party hereto.

           8.3 Amendment, Severability, Parties in Interest and Assignment. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party hereto shall assign or otherwise transfer this Agreement or any right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any other Person without the prior written consent of the other party; provided, however, that (i) Neose may (a) assign or otherwise transfer any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Neose nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (ii) either party may assign or otherwise transfer any or all of its rights and interests hereunder in connection with the sale of all or substantially all of its assets or business, whether by way of merger, sale of stock, sale of assets or other similar transaction (in any or all of which cases such party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

           8.4 Waivers. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

           8.5 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number (with such receipt being confirmed by the sender) set forth below, unless such address or fax number is changed by notice to the other parties hereto:

                     8.5.1         If to Neose:

                                   Neose Technologies, Inc.
                                   102 Witmer Road
                                   Horsham, PA 19044
                                   FAX: (215) 441-5896
                                   Attention: Chief Executive Officer

                                   with a copy to:

                                   Morgan, Lewis & Bockius LLP
                                   1701 Market Street
                                   Philadelphia, PA 19103
                                   Fax: (215) 963-5299
                                   Attention: David R. King, Esquire

                     8.5.2         If to Cytel:

                                   Cytel Corporation
                                   9393 Towne Centre Drive
                                   San Diego, CA 92121
                                   Fax: (619) 552-3025
                                   Attention: Chief Executive Officer

                                   with a copy to:

                                   Cooley Godward LLP
                                   4365 Executive Drive, Suite 1100
                                   San Diego, CA 92121-2128
                                   Fax: (619) 453-3555
                                   Attention: L. Kay Chandler, Esquire

           8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the other Transaction Documents, sets forth the entire agreement and understanding of the parties hereto with respect to the Transactions and the other matters set forth herein and supersedes all prior agreements or understandings, oral or written, between the parties regarding those matters, including, without limitation, the letter agreement between Neose and Cytel dated April 22, 1998 relating to certain confidential information.

           8.7 Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) "or" has the inclusive meaning frequently identified with the phrase "and/or," (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (v) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

           8.8 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws.

           8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

           IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.



                              NEOSE TECHNOLOGIES, INC.


                              By: /s/ P. Sherrill Neff
                                 ---------------------------------------------
                                  Name:  P. Sherrill Neff
                                  Title: President and Chief Financial Officer


                              CYTEL CORPORATION


                              By: /s/ Virgil Thompson
                                 ---------------------------------------------
                                  Name:  Virgil Thompson
                                  Title: President and Chief Executive Officer